Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-106621 on Form S-8 of the BancTrust Financial Group, Inc. Employee Savings & Profit Sharing Plan of our report dated June 23, 2010, appearing in this Annual Report on Form 11-K of the BancTrust Financial Group, Inc. Employee Savings & Profit Sharing Plan for the year ended December 31, 2009.

/s/Mauldin & Jenkins

Birmingham, Alabama
June 28, 2010